Exhibit 99.1

Argan, Inc. Relocates Corporate Headquarters to Arlington, Virginia

March 10, 2025 – ARLINGTON, VIRGINIA – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announced that it has moved its corporate headquarters to Arlington, Virginia. The new location at Two Liberty Center, 4075 Wilson Boulevard, Suite 440, is just minutes from the nation’s capital, and provides convenient access for customers, investors and employees, as well as proximity to a variety of restaurants, hotels and other amenities, most within walking distance from the new office.

Argan’s new corporate headquarters location is in the heart of the Ballston section of downtown Arlington, two blocks from the Ballston Metro station. The new offices are also conveniently located near Ronald Reagan Washington National Airport (15 minutes) and Washington Union Station (20 minutes) and offer easy access to Washington Dulles International Airport (25 minutes).

David Watson, Chief Executive Officer, commented, “We are thrilled with the move to our new headquarters location in Arlington, Virginia. We believe the location and layout will accommodate the Company’s continued growth, improve recruitment and retention of employees, and facilitate greater collaboration and a more productive overall work environment. The Washington metro area has a dynamic and robust economy with a quality workforce, and we look forward to leveraging our new location to enhance the experience of Argan’s current and future employees, partners and customers. The Company’s more than 22 years in Rockville, Maryland where Argan was founded, have been both meaningful and productive, and we look forward to continuing our success in our new home in Arlington.”

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200
argan@imsinvestorrelations.com